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                                                                    Exhibit 10.3




                          MOLTEN METAL SUPPLY AGREEMENT





                                     between

                                  NOVELIS INC.


                                 (as Purchaser)

                                       and

                                   ALCAN INC.

                                  (as Supplier)



      FOR THE SUPPLY OF MOLTEN METAL TO PURCHASER'S SAGUENAY WORKS FACILITY





         DATED DECEMBER ____, 2004, WITH EFFECT AS OF THE EFFECTIVE DATE




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                                TABLE OF CONTENTS


1.  DEFINITIONS AND INTERPRETATION.......................................  1
2.  MOLTEN METAL.........................................................  6
3.  FORCE MAJEURE........................................................ 11
4.  ASSIGNMENT........................................................... 13
5.  TERM AND TERMINATION................................................. 13
6.  EVENTS OF DEFAULT.................................................... 14
7.  REPRESENTATIONS AND WARRANTIES....................................... 15
8.  CONFIDENTIALITY...................................................... 15
9.  DISPUTE RESOLUTION................................................... 15
10. MISCELLANEOUS........................................................ 16



SCHEDULES

1    Contract Tonnage and Estimated Weekly Shipping Schedule for Contract Year 1

2    Saguenay Smelters





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                          MOLTEN METAL SUPPLY AGREEMENT

THIS AGREEMENT entered into in the City of Montreal, Province of Quebec, is dated December ___, 2004, with effect as of the Effective Date.

BETWEEN: NOVELIS INC., a corporation incorporated under the Canada Business Corporations Act ("NOVELIS" or the "PURCHASER");

AND: ALCAN INC., a corporation organized under the Canada Business Corporations Act ("ALCAN" or the "SUPPLIER").

RECITALS:

WHEREAS Alcan and Novelis have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined therein), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").

WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, Molten Metal (as defined below) required by the Purchaser at the Purchaser's Saguenay Works facility.

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         For the purposes of this Agreement, the following terms and expressions and variations thereof shall, unless another meaning is clearly required in the context, have the meanings specified or referred to in this Section 1.1:

         "AFFECTED PARTY" has the meaning set forth in Section 3.1.

         "AFFILIATE" of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and


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         policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "AGREEMENT" means this Molten Metal Supply Agreement, including all of the Schedules hereto.

         "ALCAN" means Alcan Inc.

         "ALCAN GROUP" means Alcan and its Subsidiaries from time to time on and after the Effective Date.

         "ALUMINUM PRICE" for any calendar month means the arithmetic average LME 3-Month seller's price for primary high grade aluminum, as published in Metal Bulletin on each day during the calendar month preceding such calendar month, or as otherwise determined pursuant to
         Section 2.6(b). As an example, the Aluminum Price for the month of April will be based on aluminum prices published during the month of March.

         "APPLICABLE LAW" means any applicable law, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

         "BASE CONTRACT TONNAGE" means:

         (i)      in respect of Contract Year 1, *** Tonnes;

         (ii)     in respect of Contract Year 2, *** Tonnes; and

         (iii) in respect of Contract Year 3 and each subsequent Contract Year, *** Tonnes,

         subject to any reduction in accordance with Section 2.4(b).

         "BILL OF LADING DATE" means the date of the bill of lading representing Molten Metal cargo to be delivered under this Agreement.

         "BUSINESS CONCERN" means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

         "BUSINESS DAY" means any day excluding (i) Saturday, Sunday and any other day which, in the City of Montreal (Canada) or in the City of New York (United States), is a legal holiday, or (ii) a day on which banks are authorized by Applicable Law to close in the city of Montreal (Canada) or in the city of New York (United States).


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type contemplated in this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party or take actions that would reduce the benefits intended to be obtained by such Person under this Agreement.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization.

         "CONTRACT PRICE" for each Tonne of Molten Metal sold and purchased hereunder in any month shall be:

         (i) in respect of each month occurring in Contract Year *** to Contract Year *** (inclusive), the Midwest Price minus the LME Discount, minus the Molten Metal Discount;

         (ii) in respect of each month occurring in Contract Year *** to Contract Year *** (inclusive), such price as may be agreed by the Purchaser and the Supplier by good faith negotiations during Contract Year ***, and in the absence of such agreement, the Midwest Price calculated for such month minus the Molten Metal Discount; and

         (iii) in respect of each month occurring subsequent to Contract Year ***, such price as may be agreed as a result of good faith negotiations in connection with any extension of the Term pursuant to Section 5.3 hereof.

         Such amount shall be rounded upwards to the nearest Dollar.

         "CONTRACT TONNAGE" has the meaning set forth in Section 2.3(c).

         "CONTRACT YEAR" means (a) initially the period commencing on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs (such initial period being "CONTRACT YEAR 1") and (b) thereafter, each successive period consisting of twelve calendar months (the first such period being "CONTRACT YEAR 2"), provided that the final Contract Year shall end on the last day of the Term.

         "CPT" means, to the extent not inconsistent with the provisions of this Agreement, CPT as defined in Incoterms 2000, published by the ICC, Paris, France, as amended from time to time.

         "DEFAULT INTEREST RATE" means the greater of ***% per annum or the Prime Rate plus ***% per annum, but in no event shall the Default Interest Rate exceed the maximum rate of interest permitted by Applicable Law.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
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         "DEFAULTING PARTY" has the meaning set forth in Section 6.

         "DELIVERY SITE" means the Purchaser's Saguenay Works facility located at 2040 Fay Street, Jonquiere, Quebec, Canada.

         "DISPUTES" has the meaning set forth in Section 9.1.

         "DOLLARS" or "$" means the lawful currency of the United States of America.

         "EFFECTIVE DATE" means the "Effective Date" as defined in the Separation Agreement.

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.

         "FORCE MAJEURE" has the meaning set forth in Section 3.2.

         "GOVERNMENTAL AUTHORITY" means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

         "GOVERNMENTAL AUTHORIZATION" means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

         "ICC" means the International Chamber of Commerce.

         "INCOTERMS 2000" means the set of international rules updated in the year 2000 for the interpretation of the most commonly used trade terms for foreign trade, as published by the ICC.

         "LIABILITIES" has the meaning set forth in the Separation Agreement.

         "LME" means the London Metal Exchange.

         "LME DISCOUNT" means, (i) for each of Contract Year *** to Contract Year ***, inclusive, ***% of the Aluminum Price; (ii) for each of Contract Year *** to Contract Year ***, inclusive, such amount as may be agreed by the Purchaser and the Supplier as a result of good faith negotiations that shall take place in Contract Year *** and, in the absence of such agreement, zero (0); and (iii) for any Contract Year from and after Contract Year ***, such amount as may be agreed by the Purchaser and the Supplier in good faith negotiations in connection with any extension of the Term pursuant to Section 5.3.

         "MIDWEST PRICE" for any calendar month means the arithmetic average of the mid-west transaction prices for primary high grade aluminum, as published in Metals Week on each day during the calendar month preceding such calendar month or as otherwise determined pursuant to
         Section 2.6(b). As an example, the Midwest Price


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
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         for the month of April will be based on metal prices published during the month of March.

         "MOLTEN METAL" means P1020 aluminum metal in molten form.

         "MOLTEN METAL DISCOUNT" means, (i) for each of Contract Year *** to Contract Year ***, inclusive, $***; (ii) for each of Contract Year *** to Contract Year ***, inclusive, such amount as may be agreed by the Purchaser and the Supplier as a result of good faith negotiations that shall take place in Contract Year ***; in the absence of such agreement, the Molten Metal Discount for Contract Years *** to *** shall be the Molten Metal Discount for the preceding Contract Year multiplied by a factor equal to ***; and (iii) for any Contract Year from and after Contract Year ***, such amount as may be agreed by the Purchaser and the Supplier as a result of good faith negotiations in connection with any extension of the Term pursuant to Section 5.3.

         "NOVELIS" means Novelis Inc.

         "NOVELIS GROUP" means Novelis Inc. and its Affiliates from time to time on and after the Effective Date.

         "PARTY" means each of the Purchaser and the Supplier as a party to this Agreement and "PARTIES" means both of them.

         "PERSON" means any individual, Business Concern or Governmental Authority.

         "PRIME RATE" means the floating rate of interest established from time to time by the Royal Bank of Canada (the "BANK") as the reference rate of interest the Bank will use to determine rates of interest payable by its borrowers for commercial loans denominated in Dollars and made by the Bank to such borrowers in Canada and designated by the Bank as its "prime rate" and which shall change from time to time as changed by the Bank.

         "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

         "SAGUENAY SMELTER" means those aluminum smelters of the Supplier identified in Schedule 2.

         "SAGUENAY WORKS" means the Purchaser's light gauge rolled products facility at Jonquiere, Quebec, Canada.

         "SALES TAX" means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed by a Governmental Authority pursuant to Applicable Law.

         "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
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         "SPECIFICATIONS" means such specifications for Molten Metal as may be proposed from time to time in accordance with Section 2.7.

         "SUBSIDIARY" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

         "SUPPLIER" has the meaning set forth in the Preamble to this Agreement.

         "TERM" has the meaning set forth in Section 5.2.

         "TERMINATING PARTY" has the meaning set forth in Section 6.

         "THIRD PARTY" means a Person that is not a Party to this Agreement, other than a member or an Affiliate of Alcan Group or a member or an Affiliate of Novelis Group.

         "THIRD PARTY CLAIM" has the meaning set forth in the Separation Agreement.

         "TONNE" means 1,000 kilograms.

         "US CPI" means the Consumer Price Index for All Urban Consumers, as published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

1.2      CURRENCY

         All references to currency herein are to Dollars unless otherwise specified.

1.3      VIENNA CONVENTION

         The Parties agree that the terms of the United Nations Convention (Vienna Convention) on Contracts for the International Sale of Goods
         (1980) shall not apply to this Agreement or the obligations of the Parties hereunder.

2.       MOLTEN METAL

2.1      SUPPLY AND SALE BY THE SUPPLIER

         (a) Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Supplier shall supply and sell to the Purchaser "CPT the Delivery Site" the quantities of Molten Metal determined in accordance with this Agreement.

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         (b)      The Supplier shall supply Molten Metal produced by the
                  Supplier from a Saguenay Smelter of the Supplier's choosing or from such other sources and locations as may be agreed.

2.2      PURCHASE BY THE PURCHASER

         Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing throughout the Term of this Agreement, the Purchaser shall purchase and take delivery from the Supplier "CPT the Delivery Site" the quantities of Molten Metal determined in accordance with this Agreement.

2.3      QUANTITIES OF MOLTEN METAL REQUIRED BY THE PURCHASER

         (a) The Purchaser agrees to purchase and the Supplier agrees to supply, in each Contract Year, Contract Tonnage of no more than the Base Contract Tonnage applicable for such Contract Year and no less than eighty percent (80%) of the Base Contract Tonnage applicable for such Contract Year. The purchase and supply, as applicable, by the Parties, of any greater quantity shall be subject to further agreement of the Parties, at each Party's discretion.

         (b) The Parties shall use Commercially Reasonable Efforts to arrange for shipping and delivery schedules to be approximately evenly spread on a daily and weekly basis throughout each Contract Year.

         (c) On or before October 31 in each Contract Year, the Purchaser shall submit to the Supplier a notice setting forth the annual quantity of Molten Metal required for the next succeeding Contract Year (the "CONTRACT TONNAGE" for such Contract Year), which shall be no less than 80% of the Base Contract Tonnage applicable to the next succeeding Contract Year, and no more than the Base Contract Tonnage for such Contract Year, and an estimated shipping schedule and quantities of Molten Metal to be purchased in each week of such Contract Year; in establishing such shipping schedule, the Purchaser shall endeavour to divide the Contract Tonnage as evenly as possible for delivery throughout each day and each week in the Contract Year. The Contract Tonnage for Contract Year 1, and the estimated shipping schedule and quantities of Molten Metal to be delivered in each week during Contract Year 1, are set out in SCHEDULE 1 hereto.

2.4      OTHER TERMS AFFECTING QUANTITY

         (a) Throughout the Term of this Agreement, the Purchaser shall be entitled to request reductions in the amount of Molten Metal to be delivered in any week by the Supplier hereunder by notice to the Supplier, and the Supplier shall adjust its shipments so as to provide such reduced amount in such week, provided such reduction is made in connection with either (i) a planned maintenance shutdown of the Purchaser's facilities at Saguenay Works or (ii) a statutory holiday falling in such week, and the Parties have agreed on the

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                  timing for any such maintenance shut down or variation in
                  quantity. The Parties shall use their Commercially Reasonable Efforts to reach agreement under this Section 2.4(a) with a view to avoiding production disruptions or inventory buildup. Any reduction of weekly supply pursuant to this Section 2.4(a) shall not affect the obligations of the Purchaser and the Supplier under Section 2.3(a).

         (b) The quantity of Molten Metal which the Purchaser agrees to purchase and the Supplier agrees to supply hereunder shall be subject to reduction in the event the Supplier provides notice to the Purchaser that one or more of the Saguenay Smelters owned by the Supplier has been temporarily or permanently shut down by the Supplier, provided such shut down has occurred as a result of a good faith decision by the Supplier that the continued operation of such Saguenay Smelter would be uneconomic or otherwise unviable for the Supplier or non value-maximizing for the Supplier. The reduction shall be for such quantity as may be agreed by the Parties and, failing agreement, shall be for such quantity as is equal to the Contract Tonnage multiplied by the annual reduction capacity of the Saguenay Smelters (or Smelter) that has (or have) been shut down, and divided by the total annual production capacity of all Saguenay Smelters before giving effect to the shut down.

         (c) Subject to the Parties' obligations to purchase and supply, as applicable, the Contract Tonnage in each Contract Year on the terms of this Section 2, the Parties shall consult at least once a week in order to agree on the quantities of Molten Metal to be supplied on a daily basis. The Supplier will use Commercially Reasonable Efforts to allocate Molten Metal produced by the Supplier on a fair basis between the Purchaser and facilities of the Supplier or its Affiliates that require Molten Metal.

2.5      SUPPLIER'S SHIPPING OBLIGATIONS

         (a) The Supplier shall supply to the Purchaser, in accordance with the terms hereof, in each week, such quantity of Molten Metal as is identified by the Purchaser in respect of such week in a notice pursuant to Section 2.3(c) hereof, subject to any reduction in accordance with Section 2.4.

         (b) Notwithstanding the provisions of Incoterms 2000 and Section 2.10, the Supplier acknowledges its responsibility to make all necessary arrangements for the transportation of Molten Metal to the Delivery Site on behalf of the Purchaser. The Supplier shall act as the disclosed agent of the Purchaser in entering into contracts for hiring carriers for the shipment of Molten Metal under this Agreement. In doing this, the Supplier shall use Commercially Reasonable Efforts to obtain the most competitive freight rates and shall obtain approval from the Purchaser before entering into any long term contracts for hiring carriers on behalf of the Purchaser. The Supplier shall use Commercially

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                  Reasonable Efforts to ensure that such transportation is
                  suitable for delivering Molten Metal to the Delivery Site.

2.6      PRICE

         (a) The price payable by the Purchaser to the Supplier for each Tonne of Molten Metal sold and purchased pursuant to Sections
                  2.1 and 2.2 shall be the Contract Price. The date used for calculating the Contract Price for any shipment of Molten Metal shall be the Bill of Lading Date.

         (b) In the event that (i) the LME ceases or suspends trading in aluminum; (ii) Metal Week ceases to be published or ceases to publish the relevant reference price for determining the Midwest Price; or (iii) Metal Bulletin ceases to be published or ceases publication of the relevant reference price for determining the Aluminum Price, the Parties shall meet with a view to agreeing on an alternative publication or, as applicable, an alternative reference price. If the Parties fail to reach an agreement within sixty (60) days of any Party having notified the other to enter into discussions to agree to an alternative publication or reference price, then the Chairman of the LME in London, England or his nominee shall be requested to select a suitable reference in lieu thereof and an appropriate amendment to the terms of this Section 2.6. The decision of the Chairman or his nominee shall be final and binding on the Parties.

2.7      QUALITY

         (a) Molten Metal supplied under this Agreement shall comply with the definition of "Molten Metal" set forth in Section 1.1. The Supplier shall use Commercially Reasonable Efforts to notify the Purchaser prior to shipment of any Molten Metal that does not meet this description. The Purchaser shall not be required to accept delivery of any Molten Metal that does not meet this description. If the Purchaser does not accept delivery of Molten Metal not meeting this description, the Supplier's obligation shall be limited to the assumption of all costs for return of such Molten Metal to the Supplier, and for the delivery of replacement Molten Metal to the Purchaser. All other express or implied warranties, conditions and other terms relating to Molten Metal hereunder, including warranties relating to merchantability or fitness for a particular purpose, are hereby excluded to the fullest extent permitted by Applicable Law.

         (b) The Purchaser may from time to time propose that Molten Metal to be supplied hereunder comply with additional specifications. The Supplier shall use Commercially Reasonable Efforts to agree to such proposed modifications or additions.

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         (c)      The Parties shall cooperate in good faith to develop a plan for addressing sodium content issues in Molten Metal supplied from the Supplier's Alma smelter by June 30, 2005.

2.8      PAYMENT

         (a) The Purchaser shall pay the Supplier in full for each shipment of Molten Metal in accordance with the Supplier's commercial invoice within thirty (30) days of the Bill of Lading Date.

         (b) If the Purchaser believes that a shipment of Molten Metal does not meet the description of Molten Metal as defined in this Agreement and has rejected such shipment in a timely manner in accordance with the terms hereof, it need not pay the invoice. However, if the Purchaser subsequently accepts that the Molten Metal complies with the requirements of this Agreement, the Purchaser shall pay the invoice and, if payment is overdue pursuant to Section 2.8(a), interest in accordance with
                  Section 2.8(c).

         (c) If any payment required to be made pursuant to Section 2.8(a) above is overdue, the full amount shall bear interest at a rate per annum equal to the Default Interest Rate calculated on the actual number of days elapsed, accrued from and excluding the date on which such payment was due, up to and including the actual date of receipt of payment in the nominated bank or banking account.

         (d) All amounts paid to the Supplier or the Purchaser hereunder shall be paid in Dollars by wire transfer in immediately available funds to the account specified by the Supplier or Purchaser, as applicable, by notice from time to time by one Party to the other hereunder.

         (e) If any Party fails to purchase or supply, as applicable, any quantity of Molten Metal in any month as required under the terms of this Agreement, such Party shall be liable to the other Party for all direct damages, losses and costs resulting from such failure, provided that such other Party shall use its Commercially Reasonable Efforts to mitigate such damages, losses and costs.

2.9      DELIVERY

         Molten Metal shall be delivered CPT the Delivery Site. The delivery of Molten Metal pursuant to this Section 2.9 shall be governed by Incoterms 2000, as amended from time to time.

2.10     TITLE AND RISK OF LOSS

         Title to and risk of damage to and loss of Molten Metal shall pass to the Purchaser as the Molten Metal is delivered by the Supplier to the carrier.

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2.11     PURCHASER AS PRINCIPAL

         The Purchaser warrants that all Molten Metal to be purchased hereunder shall be purchased for Purchaser's own consumption. The Purchaser agrees that it shall not re-sell or otherwise make available to any Person any Molten Metal purchased from the Supplier hereunder, other than in respect of transactions undertaken in small quantities by the Purchaser to balance purchases or Purchaser's metal position.

3.       FORCE MAJEURE

3.1      EFFECT OF FORCE MAJEURE

         No Party shall be liable for any loss or damage that arises directly or indirectly through or as a result of any delay in the fulfilment of or failure to fulfil its obligations in whole or in part (other than the payment of money as may be owed by a Party) under this Agreement where the delay or failure is due to Force Majeure. The obligations of the Party affected by the event of Force Majeure (the "AFFECTED PARTY") shall be suspended, to the extent that those obligations are affected by the event of Force Majeure, from the date the Affected Party first gives notice in respect of that event of Force Majeure until cessation of that event of Force Majeure (or the consequences thereof).

3.2      DEFINITION

         "FORCE MAJEURE" shall mean any act, occurrence or omission (or other event), subsequent to the commencement of the Term hereof, which is beyond the reasonable control of the Affected Party including, but not limited to: fires, explosions, accidents, strikes, lockouts or labour disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organisation exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities, the invocation of Force Majeure by any party to an agreement under which any Party's operations are affected, and any declaration of Force Majeure by the facility producing the Molten Metal, or any other event beyond the reasonable control of the Parties whether or not similar to the events or occurrences enumerated above. In no circumstances shall problems with making payments constitute Force Majeure.

3.3      NOTICE

         Upon the occurrence of an event of Force Majeure, the Affected Party shall promptly give notice to the other Party hereto setting forth the details of the event of Force

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                                     - 12 -


         Majeure and an estimate of the likely duration of the Affected Party's inability to fulfil its obligations under this Agreement. The Affected Party shall use Commercially Reasonable Efforts to remove the said cause or causes and to resume, with the shortest possible delay, compliance with its obligations under this Agreement, provided that the Affected Party shall not be required to settle any strike, lockout or labour dispute on terms not acceptable to it. When the said cause or causes have ceased to exist, the Affected Party shall promptly give notice to the other Party that such cause or causes have ceased to exist.

3.4      PRO RATA ALLOCATION

         If the Supplier's supply of any Molten Metal to be delivered to the Purchaser is stopped or disrupted by an event of Force Majeure, the Supplier shall have the right to allocate its available supplies of such Molten Metal, if any, among any or all of its existing customers whether or not under contract, in a fair and equitable manner. In addition, where the Supplier is the Affected Party, it may (but shall not be required to) offer to supply, from another source, Molten Metal of similar quality in substitution for the Molten Metal subject to the event of Force Majeure to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

3.5      CONSULTATION

         Within thirty (30) days of the cessation of the event of Force Majeure, the Parties shall consult with a view to reaching agreement as to the Supplier's obligation to provide, and the Purchaser's obligation to take delivery of, that quantity of Molten Metal that could not be sold and purchased hereunder because of the event of Force Majeure, provided that any such shortfall quantity has not been replaced by substitute Molten Metal pursuant to the terms above.

         In the absence of any agreement by the Parties, failure to deliver or accept delivery of Molten Metal which is excused by or results from the operation of the foregoing provisions of this Section 3 shall not extend the Term of this Agreement and the quantities of Molten Metal to be sold and purchased under this Agreement shall be reduced by the quantities affected by such failure.

3.6      TERMINATION

         (a) If an event of Force Majeure where the Affected Party is the Purchaser shall continue for more than *** consecutive calendar months, then the Supplier shall have the right to terminate this Agreement.

         (b) If an event of Force Majeure where the Affected Party is the Supplier shall continue for more than *** consecutive calendar months, then the Purchaser shall have the right to terminate this Agreement.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.       ASSIGNMENT

4.1      PROHIBITION ON ASSIGNMENTS

         No Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement, except as permitted by Section 4.2, without the prior written consent of the other Party.

4.2      ASSIGNMENT WITHIN ALCAN GROUP OR NOVELIS GROUP

         (a) With the consent of Novelis, such consent not to be unreasonably withheld or delayed, Alcan may elect to have one or more of the Persons comprising the Alcan Group assume the rights and obligations of the Supplier under this Agreement, provided that

                  (i) Alcan shall remain fully liable for all obligations of the Supplier hereunder, and

                  (ii) the transferee will remain at all times a member of the Alcan Group;

         any such successor to Alcan as a Supplier under this Agreement shall be deemed to be the "SUPPLIER" for all purposes of the Agreement.

         (b) With the consent of Alcan, such consent not to be unreasonably withheld or delayed, Novelis may elect to have one or more of the Persons comprising the Novelis Group assume the rights and obligations of the Purchaser under this Agreement, provided that

                  (i) Novelis shall remain fully liable for all obligations of the Purchaser hereunder, and

                  (ii) the transferee will remain at all times a member of the Novelis Group;

         any such successor to Novelis as Purchaser under this Agreement shall be deemed to be the "PURCHASER" for all purposes of this Agreement.

5.       TERM AND TERMINATION

5.1      EFFECTIVENESS

         This Agreement shall come into full force and effect upon the Effective Date.

5.2      TERM

         The term of this Agreement (the "TERM") shall be from the Effective Date until *** unless terminated earlier or extended pursuant to the provisions of this Agreement.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3      EXTENSION

         One year prior to the expiration of the Term, the Parties may, upon the request of either Party, meet to negotiate in good faith a possible extension of the Term for a further period on terms to be mutually agreed (including in respect of quantities of Molten Metal to be purchased and supplied hereunder and pricing to apply in such further period). If no such Agreement is reached between the Parties, the Agreement shall terminate upon expiry of the Term.

5.4      TERMINATION

         This Agreement shall terminate:

         (a)      upon expiry of the Term;

         (b) upon the mutual agreement of the Parties prior to the expiry of the Term;

         (c)      pursuant to Section 3.6 as a result of Force Majeure; or

         (d)      upon the occurrence of an Event of Default, in accordance with
                  Section 6.

6.       EVENTS OF DEFAULT

         This Agreement may be terminated in its entirety immediately at the option of a Party (the "TERMINATING PARTY"), in the event that an Event of Default occurs in relation to the other Party (the "DEFAULTING PARTY"), and such termination shall take effect immediately upon the Terminating Party providing notice to the Defaulting Party of the termination.

         For the purposes of this Agreement, each of the following shall individually and collectively constitute an "EVENT OF DEFAULT" with respect to a Party:

         (a) such Party defaults in payment of any payments which are due and payable by it pursuant to this Agreement, and such default is not cured within thirty (30) days following receipt by the Defaulting Party of notice of such default;

         (b) such Party breaches any of its material obligations pursuant to this Agreement (other than as set out in paragraph (a) above), and fails to cure it within sixty (60) days after receipt of notice from the non-defaulting Party specifying the default with reasonable detail and demanding that it be cured, provided that if such breach is not capable of being cured within sixty (60) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the sixty (60) day period, no Event of Default under this paragraph (b) shall occur;

         (c) such Party breaches any material representation or warranty, or fails to perform or comply with any material covenant, provision, undertaking or obligation in or of the Separation Agreement;

         (d) in relation to the Purchaser (1) upon the occurrence of a Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis pursuant to Section 14.03(b) of the Separation Agreement and pursuant to this paragraph of this Agreement, or (2) upon the occurrence of a Change of Control Non Compete Breach (as defined in the Separation Agreement) and the giving of notice of the termination of this Agreement by Alcan to Novelis pursuant to Section 14.04(e) of the Separation Agreement, in which event the termination of this Agreement shall be effective immediately upon Alcan providing Novelis notice pursuant to Section 14.03(b) or Section 14.04(e) of the Separation Agreement;

         (e) such Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or
                  (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days; or

         (f) proceedings are commenced by or against such Party under the laws of any jurisdiction relating to reorganization, arrangement or compromise.

7.       REPRESENTATIONS AND WARRANTIES

         The Parties hereby reiterate for the purposes of this Agreement those representations and warranties set forth in Article VI of the Separation Agreement.

8.       CONFIDENTIALITY

         Each of the Parties shall at all times be in full compliance with its obligations under Sections 11.07 and 11.08 (Confidentiality) of the Separation Agreement.

9.       DISPUTE RESOLUTION

9.1      DISPUTES

         The Master Agreement with respect to Dispute Resolution, effective on the Effective Date, among the Parties and other parties thereto shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) ("DISPUTES") between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the Parties relating hereto or thereto.

9.2      CONTINUING OBLIGATIONS

         The existence of a Dispute with respect to this Agreement between the Parties shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of such Dispute.

10.      MISCELLANEOUS

10.1     CONSTRUCTION

         The terms of Section 16.04 (Construction) of the Separation Agreement shall apply to this Agreement, mutatis mutandis, as if all references therein to the "Agreement" were deemed to be references to this Agreement.

10.2     PAYMENT TERMS

         Any amount to be paid or reimbursed by one Party to the other under this Agreement, save as expressly provided in Section 2, shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or reasonable explanation supporting such amount.

10.3     NOTICES

         All notices and other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) on the date of delivery, if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of actual receipt if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as follows:

         IF TO THE PURCHASER, TO:

         NOVELIS INC.
         Suite 3800
         Royal Bank Plaza, South Tower
         P.O. Box 84
         200 Bay Street
         Toronto, Ontario
         M5J 2Z4

         Fax:416-216-3930

         Attention:   Chief Executive Officer


         IF TO THE SUPPLIER, TO:

         ALCAN INC.
         1188 Sherbrooke Street West
         Montreal, Quebec
         H3A 3G2
         Fax: 514-848-8115

         Attention:   Chief Legal Officer

         Any Party may, by notice to the other Party, change the address or fax number to which such notices are to be given.

10.4     GOVERNING LAW

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, irrespective of conflict of laws principles under Quebec law, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.5     JUDGMENT CURRENCY

         The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Dollars due, and each Party hereby, as a separate obligation and notwithstanding any such judgment or award, agrees to indemnify the other Party against, and to pay to such

         Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

10.6     ENTIRE AGREEMENT

         This Agreement, the Separation Agreement and schedules, exhibits, annexes and appendices hereto and thereto and the specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

10.7     CONFLICTS

         In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail.

10.8     SEVERABILITY

         If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.9     SURVIVAL

         The obligations of the Parties under Sections 2.6, 2.7, 2.8, 8, 9, 10.4 and 10.9 and liability for the breach of any obligation contained herein shall survive the expiration or earlier termination of this Agreement.

10.10    EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

10.11    AMENDMENTS

         No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.12    WAIVERS

         No failure on the part of a Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

10.13    NO PARTNERSHIP

         Nothing contained herein or in the Agreement shall make a Party a partner of any other Party and no Party shall hold out the other as such.

10.14    TAXES, ROYALTIES AND DUTIES

         All royalties, taxes and duties imposed or levied on any Molten Metal delivered hereunder (other than any taxes on the income of the Supplier) shall be for the account of and paid by the Purchaser.

10.15    LIMITATIONS OF LIABILITY

         (a) Neither Party shall be liable to the other Party for any indirect, collateral, incidental, special, consequential or punitive damages, lost profit or failure to realize expected savings or other commercial or economic loss of any kind, howsoever caused, and on any theory of liability (including negligence) arising in any way out of this Agreement; provided, however, that the foregoing limitations shall not limit any Parties' indemnification obligations for Liabilities with respect to Third Party Claims as set forth Article IX of the Separation Agreement (as if such Article IX was set out in full herein by reference to the obligations of the Parties hereunder).

         (b) Sections 9.04, 9.05, 9.06, 9.07 and 9.09 of the Separation Agreement shall apply mutatis mutandis with respect to any Liability subject to any indemnification or reimbursement pursuant to this Agreement.



[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties hereto have caused this Molten Metal Supply Agreement to be executed by their duly authorized representatives.




                                        NOVELIS INC.


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        ALCAN INC.

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title: